FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

STARLIGHT PLACE, LP

DECEMBER 31, 2007

STARLIGHT PLACE, LP

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
Starlight Place, LP

We have audited the accompanying balance sheet of Starlight Place, LP, as of December 31, 2007 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starlight Place, LP as of December 31, 2007 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PAILET, MEUNIER and LeBLANC, L.L.P.
Metairie, Louisiana
May 16, 2011

3421 N. Causeway Blvd., Suite 701 ● Metairie, LA 70002 ● Telephone (504) 837-0770 ● Fax (504) 837-7102
201 St. Charles Ave., Ste. 2500 ● New Orleans, LA 70170 ● Telephone (504) 599-5905 ● Fax (504) 837-7102
www. pmlcpa.com
Member of
Member Firms in Principal Cities ● PCAOB - Public Company Accounting Oversight Board
AICPA: Center for Public Company Audit Firms (SEC)● Governmantal Audit Quality Center ● Private Companies Practice Section (PCPS)

STARLIGHT PLACE, LP

BALANCE SHEET

DECEMBER 31, 2007

ASSETS

Current Assets
Cash	$61,054
Accounts receivable	156
Accounts receivable - property tax refund	34,763
Prepaid expenses	4,953

Total Current Assets	100,926

Restricted Reserves and Escrows
Tax escrow	27,217
Tenant security deposits	8,350
Replacement reserve	33,640
Operating deficit reserve	5,748

Total Restricted Reserves and Escrows	74,955

Property and Equipment
Land	248,710
Land improvements	663,095
Building	3,687,417
Furniture and equipment	83,151
4,682,373
Less: Accumulated depreciation	(378,883)
Property and equipment, net	4,303,490
Other Assets
Monitoring fee, net of accumulated amortization	6,500
Total other assets	6,500

Total assets	$4,485,871

See auditors' report and accompanying notes

STARLIGHT PLACE, LP

BALANCE SHEET

DECEMBER 31, 2007

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
Accounts payable	$255
Accrued real estate taxes	28,067
Prepaid rents	112
Current portion mortgage payable	1,713
Tenant security deposits	8,350
Total current liabilities	38,497

Other liabilities
Accrued developer fee	51,869
Mortgage payable, net of current portion	370,567
Total liabilities	422,436

Partners' equity	4,024,938

Total Liabilities and Partners' Capital	$4,485,871

See auditors' report and accompanying notes

STARLIGHT PLACE, LP

STATEMENT OF OPERATIONS

DECEMBER 31, 2007

Income from rental operations
Rental income	$230,323
Interest credit subsidy	8,523
Tenant charges	4,850
Interest income	4

Total Revenue	243,700

Operating expenses
Maintenance and operating	30,926
Utilities	8,465
Administrative	59,226
Taxes and insurance	24,270
Investor service fee	2,500
Interest	27,599
Depreciation	153,021
Amortization	520

Total Operating Expenses	306,527
Net loss	$(62,827)

See auditors' report and accompanying notes

STARLIGHT PLACE, LP

STATEMENT OF CHANGES IN PARTNERS' CAPITAL

DECEMBER 31, 2007

	General Partner	Limited Partners	Total
Balance - January 1, 2007	$(12)	$4,087,777	$4,087,765

Net Loss	(3)	(62,824)	(62,827)

Balance - December 31, 2007	$(15)	$4,024,953	$4,024,938

See auditors' report and accompanying notes

STARLIGHT PLACE, LP

STATEMENT OF CASH FLOWS

DECEMBER 31, 2007

Cash flows from operating activities:
Net Loss	$(62,827)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	153,541
(Increase) decrease in accounts receivable	326
(Increase) decrease in accounts receivable - property tax refund	(34,763)
(Increase) decrease in prepaid expenses	(991)
Increase (decrease) in accounts payable	(208)
Increase (decrease) in security deposits payable	400
Increase (decrease) in accrued property taxes	17,158
Increase (decrease) in prepaid rent	42
Total adjustments	135,505
Net cash provided (used) by operating activities	72,678

Cash flows from investing activities:
(Deposit) withdrawal tax and insurance escrow	(15,597)
(Deposit) withdrawal replacement reserve	(20,537)
(Deposit) withdrawal operating deficit reserve	(2,143)
(Deposit) withdrawal security deposit account	(400)
Net cash provided (used) by investing activities	(38,677)
Cash flows from financing activities:
Principal payments on mortgage	(1,598)
Payment to developer	(1,131)
Net cash provided (used) by financing activities	(2,729)

Net increase (decrease) in cash and equivalents	31,272
Cash and equivalents, beginning of year	29,782

Cash and equivalents, end of year	$61,054
Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest Expense	$27,599

See auditors' report and accompanying notes

STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE A - NATURE OF OPERATIONS

Starlight Place, LP (the "Partnership") was formed in 2005 under the laws of the State of Georgia for the purpose of constructing and operating a 52-unit apartment community, known as Starlight Place, and located in Americus, Georgia.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies have been followed in the preparation of the financial statements:

Basis of accounting

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Revenue Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations using the straight-line method over their estimated service lives of 40 years for real property, 5 years for personal property, and 15 years for land improvements. Depreciation expense for the year ended December 31, 2007 was $153,021.

Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income.

Intangible assets

Monitoring fees have been recorded at cost. Amortization has been provided for using the straight-line method over 15 years. Amortization expense for the year ended December 31, 2007 was $520. As of December 31, 2007, accumulated amortization was $1,300.

STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Income Taxes

No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the partners on their respective income tax returns.

NOTE C - TENANT SECURITY DEPOSITS

Security deposits collected from tenants are held in a separate bank account. The account's status at December 31, 2007, is:

Tenant security deposit cash account	$8,350
Tenant security deposits payable balance	(8,350)

Total	$-

NOTE D - REPLACEMENT RESERVE

In accordance with the provisions of the mortgage agreement, restricted cash is held by Capstone Realty Advisors, to be used for replacement of property as follows:

Beginning balance	$13,103
Add: Deposits	20,537
Less: Reserve releases	-
Ending balance, as confirmed by bank	$33,640

STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE E - REQUIRED RESERVES

In accordance with the provisions of the mortgage agreement, certain reserves are required to be established to be used for budgeted expense items and loan payments as follows:

Operating deficit reserve	$5,748

Total	$5,748

NOTE F - MORTGAGE PAYABLE

The mortgage was payable to Lewiston State Bank (care of Bonneville Mortgage Company) and was transferred to Capstone Realty Advisors in December 2007. The mortgage is secured by a deed of trust on the rental property. The note bears interest at the rate of 7.57% per annum. Principal and interest are payable by the Partnership in monthly installments of $2,487 through April 1, 2034.

The obligation arising from the Loan Agreement has been secured through a Loan Note Guarantee (the USDA Guarantee) under the Section 538 Guaranteed Rural Rental Housing Program pursuant to which the USDA will guarantee 90% of the losses realized under the Promissory Note.

Under an interest credit and rental assistance agreement with Rural Development, an interest credit is provided, thus reducing the interest rate approximately 3% annually. The interest credit is treated as additional income with interest expense being recorded at the note rate. An annual application as required by Rural Development must be submitted in order to be eligible for the interest credit. Eligibility began when the construction loan converted to a permanent loan on April 1, 2006.

Aggregate annual maturities for the mortgage payable over each of the next five years are as follows:

December 31, 2008	$1,713
2009	1,847
2010	1,992
2011	2,148
2012	2,316
and thereafter	362,264
Total	$372,280

STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE G - CONSTRUCTION LOAN PAYABLE

The Partnership secured a construction loan of $375,000 from the Lewiston State Bank (care of Bonneville Mortgage Company) for the purpose of funding the construction costs of the Project. The loan accrued interest at 7.57% per annum until the conversion date, April 1, 2006. When the construction loan was converted to a permanent loan, the interest rate became 7.57% computed on the basis of a 360-day year. The note is collateralized by a deed to secure debt on rental property.

The obligation arising from the Loan Agreement has been secured through a Loan Note Guarantee (the USDA Guarantee) under the Section 538 Guaranteed Rural Rental Housing Program pursuant to which the USDA will guarantee 90% of the losses realized under the Construction Note.

NOTE H- PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

Profits and losses from operations are allocated 99.97% to the limited partner, 0.01% to the Georgia limited partner, 0.01% to the special limited partner, 0.005% to the non-profit limited partner, and 0.005% to the general partner. Any and all Georgia tax credits shall be allocated to the Georgia limited partner. Cash flow shall be paid out in the following order and priority:

First, to pay the deferred management fee, if any;

Second, to pay the current asset management fee that was not paid monthly and then to pay any accrued asset management fees that have not been paid in full from previous years;

Third, to pay the principal and then interest on the development fee;

Fourth, to pay operating loans, if any, limited to 100% of the net operating income remaining after reduction for the payments made first to third;

Fifth, to pay the incentive management fee; Six, to pay the tax credit compliance fee; and,

Seventh, the balance, 29.98% to the limited partner, 0.01% to the Georgia limited partner, 0.01% to the special limited partner, 0.005% to the non-profit partner, and 69.995% to the general partner.

NOTE I - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC). Deposit accounts, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE J - MANAGEMENT FEES

The Partnership is managed by Boyd Management, Inc., pursuant to an agreement effective June 29, 2005. During the year ended December 31, 2007, Boyd Management, Inc. earned management fees of $20,493.

NOTE K - COMMITMENTS AND CONTINGENCIES

Interest Credit and Rental Assistance Agreement

Under an agreement with RD, mortgage subsidy is provided that reduces the effective interest rate on the mortgage to approximately 3% over the life of the loan agreement. RD may terminate the agreement if it determines that no subsidy is necessary or if the Partnership is determined to be in violation of the loan agreement or RD rules or regulations.

Housing Tax Credits

As incentive for investment equity, the Partnership applied for and received an allocation certificate for housing tax credits established by the Tax Reform Act of 1986. To qualify for the tax credits, the Partnership must meet certain requirements, including attaining a qualified basis sufficient to support the credit allocation. In addition, tenant eligibility and rental charges are restricted in accordance with Internal Revenue Code Section 42. Management has certified that each tax credit unit has met these qualifications to allow the credits allocated to each unit to be claimed.

Compliance with these regulations must be maintained in each of the fifteen consecutive years of the compliance period. Failure to maintain compliance with occupant eligibility, unit gross rent, or to correct noncompliance within a reasonable time period could result in recapture of previously claimed tax credits plus interest.

NOTE L - DEVELOPER FEES

The developer, an affiliate of the general partner of the Partnership, will receive a developer's fee of $586,600 for its services during the development and construction of the Project. The fee is to be paid in installments as defined in the development agreement. As of December 31, 2007, $51,869 of the fee remains payable.

NOTE M - PROPERTY TAX APPEAL

The Partnership filed an appeal with the Sumpter County Board of Tax Assessors on taxable appraised value of the property. As of December 31, 2007, a settlement has been reached and the refund is expected to be $23,889 from Sumpter County Tax Commissioner and $10,874 from the City of Americus.